Exhibit 10.3

FORM OF TAX MATTERS AGREEMENT

DATED AS OF AUGUST [●], 2018

BY AND BETWEEN

NETGEAR, INC.

AND

ARLO TECHNOLOGIES, INC.

i

ii

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of August [●], 2018, by and between NETGEAR, Inc., a Delaware corporation (“Parent”), and Arlo Technologies, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Arlo”) (collectively, the “Companies” and each a “Company”).

RECITALS

WHEREAS, Parent and Arlo have entered into a Master Separation Agreement, dated as of August [●], 2018 (the “Separation Agreement”), providing for the separation of the Parent Group from the Arlo Group;

WHEREAS, pursuant to the Plan of Reorganization (as defined in the Separation Agreement), Parent (i) has transferred or will transfer the Arlo Assets to Arlo, and (ii) has caused or will cause Arlo to assume the Arlo Liabilities, in actual or constructive exchange for (iii) the issuance by Arlo to Parent of Arlo Common Stock;

WHEREAS, Parent and its Subsidiaries have engaged in certain internal restructuring transactions, including the Internal Contribution and the Internal Distributions, to facilitate the Distribution;

WHEREAS, Parent and Arlo intend to effect the initial public offering by Arlo of Arlo Common Stock (the “IPO”) pursuant to the terms of the Separation Agreement, immediately following which Parent will own 80.1% or more of the outstanding Arlo Common Stock;

WHEREAS, Parent currently intends that, after the IPO, pursuant to the terms of the Separation Agreement, Parent will effect the Distribution;

WHEREAS, it is intended that, for U.S. Federal Income Tax purposes, (i) the Internal Contribution and the First Internal Distribution, taken together, shall qualify as transactions that are generally tax free pursuant to Sections 355(a) and/or 368(a)(1)(D) of the Code, (ii) the Second Internal Distribution shall qualify as a transaction that is generally tax free pursuant to Section 355(a) of the Code, (iii) the Contribution shall qualify as an exchange described in Section 351(a) of the Code and/or (iv) the Contribution and the Distribution, if effected, taken together, shall qualify as transactions that are generally tax free pursuant to Sections 355(a) and/or 368(a)(1)(D) of the Code;

WHEREAS, as of the date hereof, Parent is the common parent of an affiliated group (as defined in Section 1504 of the Code) of corporations, including Arlo, which has elected to file consolidated Federal Income Tax Returns; and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, at the time of, and subsequent to the Contribution Date, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1.    Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement:

“Affiliate” shall have the meaning set forth in the Separation Agreement.

“Agreement” shall mean this Tax Matters Agreement.

“Ancillary Agreements” shall have the meaning set forth in the Separation Agreement.

“Arlo” shall have the meaning set forth in the first sentence of this Agreement, and references herein to Arlo shall include any entity treated as a successor to Arlo.

“Arlo Active Trade or Business” shall mean the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by Arlo and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the trade or business relied upon to satisfy Section 355(b) of the Code with respect to the Distribution as conducted immediately prior to the Distribution.

“Arlo Assets” shall have the meaning set forth in the Separation Agreement.

“Arlo Business” shall have the meaning set forth in the Separation Agreement.

“Arlo Capital Stock” shall mean (i) all classes or series of capital stock of Arlo, including the Arlo Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in Arlo for U.S. Federal Income Tax purposes.

“Arlo Carryback” shall mean any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the Arlo Group which may or must be carried from one Tax Period to a prior Tax Period under the Code or other applicable Tax Law.

“Arlo Common Stock” shall have the meaning set forth in the Separation Agreement.

“ARLO ESPP” shall have the meaning set forth in the Employee Matters Agreement.

“Arlo Federal Consolidated Income Tax Return” shall mean any U.S. Federal Income Tax Return for the affiliated group (as that term is defined in Section 1504 of the Code) of which Arlo is the common parent.

“Arlo Group” shall mean (i) Arlo and each Person that is a direct or indirect Subsidiary of Arlo (including any Subsidiary of Arlo that is disregarded for U.S. Federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) on or after the IPO Closing Date, (ii) any corporation (or other Person) that shall have merged or liquidated into Arlo or any such Subsidiary and (iii) any predecessor or successor to any Person otherwise described in this definition.

“Arlo Ireland” shall mean Arlo Technologies International Limited, an Irish limited liability company.

“Arlo Liabilities” shall have the meaning set forth in the Separation Agreement.

“Arlo Separate Return” shall mean any Separate Return of Arlo or any member of the Arlo Group.

“Business Day” shall have the meaning set forth in the Separation Agreement.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Companies” and “Company” shall have the meaning set forth in the first sentence of this Agreement.

“Compensatory Equity Interests” shall have the meaning set forth in Section 6.02(a) of this Agreement.

“Contribution” shall mean the contribution of assets, including all of the shares of capital stock of Arlo Ireland pursuant to Steps 13c through 13e of the Plan of Reorganization, by Parent to Arlo and the assumption of the Arlo Liabilities by Arlo pursuant to the Separation Agreement and the Ancillary Agreements in actual or constructive exchange for the issuance by Arlo to Parent of shares of Arlo Common Stock.

“Contribution Date” shall mean July 2, 2018.

“Deconsolidation Date” shall mean the last date on which Arlo qualifies as a member of the Parent Affiliated Group.

“Deconsolidation Event” shall mean any event or transaction that causes Arlo to cease to be a member of the Parent Affiliated Group.

“DGCL” shall mean the Delaware General Corporation Law.

“Distribution” shall mean the distribution by Parent of all the outstanding shares of Arlo Common Stock owned directly by Parent pro rata to holders of Parent Common Stock.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Distribution-Related Tax Contest” shall mean any Tax Contest in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax-Free Status of the Contribution and/or the Distribution.

“Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.

“Employing Party” shall have the meaning set forth in Section 6.02(a) of this Agreement.

“Federal Income Tax” shall mean any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Income Tax Return” shall mean any Tax Return of (i) any member of the Arlo Group (including any consolidated, combined or unitary return), or (ii) any member of the Parent Group (including any consolidated, combined or unitary return), in each case, with respect to Federal Income Taxes, including any Parent Federal Consolidated Income Tax Return and any Arlo Federal Consolidated Income Tax Return.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Filing Date” shall have the meaning set forth in Section 7.05(d) of this Agreement.

“Final Determination” shall mean the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“First Internal Distribution” shall mean the distribution by Netgear Holdings of all the outstanding shares of stock of Arlo Ireland owned directly by Netgear Holdings to Netgear International, as set as forth in Step 13a of the Plan of Reorganization and as effected pursuant to the Separation Agreement and Ancillary Agreements.

“Foreign Income Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulations Section 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Group” shall mean the Parent Group or the Arlo Group, or both, as the context requires.

“High-Level Dispute” shall mean any dispute or disagreement (a) relating to liability under Section 7.05 of this Agreement or (b) in which the amount of liability in dispute totals $3 million or more.

“Income Tax” shall mean any Federal Income Tax, State Income Tax or Foreign Income Tax.

“Indemnitee” shall have the meaning set forth in Section 12.03 of this Agreement.

“Indemnitor” shall have the meaning set forth in Section 12.03 of this Agreement.

“Internal Contribution” shall mean the (i) transfer of specified assets by Netgear Ireland to Arlo Ireland and (ii) issuance by Arlo Ireland to Netgear Holdings of an amount of stock of Arlo Ireland equal to the fair market value of the assets transferred pursuant to clause (i), as set forth in Steps 12a and 12b of the Plan of Reorganization and as effected pursuant to the Separation Agreement and Ancillary Agreements.

“Internal Distribution Tax-Free Status” shall mean the qualification of each of (i) the Internal Contribution and the First Internal Distribution, taken together, and (ii) the Second Internal Distribution, (x) for nonrecognition of income or gain (or similar treatment) for Foreign Income Tax purposes under the laws of the relevant foreign jurisdiction and (y) (1) as transactions described in Section 368(a)(1)(D) and/or Section 355(a) of the Code, (2) as transactions in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c)(2) and 361(c)(2) of the Code, as applicable, and (3) as transactions in which Parent, Arlo and the members of their respective Groups recognize no income or gain for U.S. Federal Income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code.

“Internal Distributions” shall mean the First Internal Distribution and the Second Internal Distribution, taken together.

“IPO” shall have the meaning set forth in the Recitals.

“IPO Closing Date” shall have the meaning set forth in the Separation Agreement.

“IRS” shall mean the U.S. Internal Revenue Service.

“Joint Return” shall mean any Return of a member of the Parent Group or the Arlo Group that is not a Separate Return.

“Netgear Holdings” shall mean Netgear Holdings Limited, an Irish private limited company.

“Netgear International” shall mean Netgear International Inc., a Delaware corporation.

“Netgear Ireland” shall mean Netgear International Ltd., an Irish private limited company.

“Notified Action” shall have the meaning set forth in Section 7.04(a) of this Agreement.

“Parent” shall have the meaning set forth in the first sentence of this Agreement.

“Parent Affiliated Group” shall mean the affiliated group (as defined in Section 1504 of the Code and the regulations thereunder) of which Parent is the common parent.

“Parent Combined Income Tax Return” shall mean any Parent Federal Consolidated Income Tax Return, Parent State Combined Income Tax Return, or Parent Foreign Combined Income Tax Return.

“Parent Common Stock” shall have the meaning set forth in the Separation Agreement.

“Parent Federal Consolidated Income Tax Return” shall mean any U.S. Federal Income Tax Return for the Parent Affiliated Group.

“Parent Foreign Combined Income Tax Return” shall mean a consolidated, combined or unitary or other similar Foreign Income Tax Return or any Foreign Income Tax Return with respect to any profit and/or loss sharing group, group payment or similar group or fiscal unity that actually includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the Arlo Group.

“Parent Group” shall mean (i) Parent and each Person that is a direct or indirect Subsidiary of Parent (including any Subsidiary of Parent that is disregarded for U.S. Federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) on or after the IPO Closing Date (other than any Person that is a member of the Arlo Group), (ii) any corporation (or other Person) that shall have merged or liquidated into Parent or any such Subsidiary, and (iii) any predecessor or successor to any Person otherwise described in this definition.

“Parent Separate Return” shall mean any Separate Return required to be filed by Parent or any member of the Parent Group.

“Parent State Combined Income Tax Return” shall mean a consolidated, combined or unitary State Income Tax Return that actually includes, by election or otherwise, one or more members of the Parent Group and one or more members of the Arlo Group.

“Past Practices” shall have the meaning set forth in Section 4.04(a) of this Agreement.

“Payment Date” shall mean (i) with respect to any Parent Federal Consolidated Income Tax Return, the due date for any required installment of estimated Taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing such Tax Return determined under Section 6072 of the Code, or the date such Tax Return is filed, as the case may be, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” shall have the meaning set forth in Section 5.03(a) of this Agreement.

“Person” shall mean any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. Federal Income Tax purposes.

“Post-Contribution Period” shall mean any Tax Period beginning after the Contribution Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning after the Contribution Date.

“Post-Deconsolidation Period” shall mean any Tax Period beginning after the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Deconsolidation Date.

“Pre-Contribution Period” shall mean any Tax Period ending on or before the Contribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Contribution Date.

“Pre-Deconsolidation Period” shall mean any Tax Period ending on or before the Deconsolidation Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Deconsolidation Date.

“Prime Rate” shall have the meaning set forth in the Separation Agreement.

“Privilege” shall mean any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Arlo management or shareholders, is a hostile acquisition, or otherwise, as a result of which Arlo would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from Arlo and/or one or more holders of outstanding shares of Arlo Capital Stock, a number of shares of Arlo Capital Stock that would, when combined with any other changes in ownership of Arlo Capital Stock pertinent for purposes of Section 355(e) of the Code (including Arlo Capital Stock sold pursuant to the IPO), comprise 40% or more of (A) the value of all outstanding shares of stock of Arlo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding shares of voting stock of Arlo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (A) the adoption by Arlo of a shareholder rights plan or (B) issuances by Arlo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. For purposes of this definition, each reference to Arlo shall include a reference to any entity treated as a successor thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code or official IRS guidance with respect thereto shall be incorporated into this definition and its interpretation.

“Representation Letters” shall mean the representation letters and any other materials delivered or to be delivered by, or on behalf of, Parent, Arlo or others to a Tax Advisor in connection with the issuance by such Tax Advisor of a Tax Opinion.

“Required Party” shall have the meaning set forth in Section 5.03(a) of this Agreement.

“Responsible Company” shall mean, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Restriction Period” shall mean the period beginning on the date hereof and ending on the day after the two (2) year anniversary of the Distribution Date.

“Second Internal Distribution” shall mean the distribution by Netgear International of all the outstanding shares of capital stock Arlo Ireland owned directly by Netgear International to Parent, as forth in Step 13b of the Plan of Reorganization and as effected pursuant to the Separation Agreement and Ancillary Agreements.

“Section 336(e) Election” shall have the meaning set forth in Section 7.06 of this Agreement.

“Separate Return” shall mean (a) in the case of any Tax Return of any member of the Arlo Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Parent Group and (b) in the case of any Tax Return of any member of the Parent Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Arlo Group.

“Separation Agreement” shall have the meaning set forth in the recitals of this Agreement.

“State Income Tax” shall mean any Tax imposed by any state of the United States (or by any political subdivision of any such state) or the District of Columbia, or any city or municipality located therein, which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Income Tax Return” shall mean any Tax Return with respect to State Income Taxes.

“Straddle Period” shall mean, as the context requires, any Tax Period that begins on or before and ends after the Contribution Date or any Tax Period that begins on or before and ends after the Deconsolidation Date.

“Tax” or “Taxes” shall mean any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value-added, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” shall mean a U.S. tax counsel or accountant of recognized national standing.

“Tax Advisor Dispute” shall have the meaning set forth in Section 13 of this Agreement.

“Tax Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit or any other Tax Item that could reduce a Tax.

“Tax Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” shall mean any loss, deduction, refund, credit, or other item reducing Taxes otherwise payable.

“Tax Contest” shall mean an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” shall mean the qualification of each of (i) the Contribution as an exchange described in Section 351(a) of the Code and (ii) the Contribution and Distribution, if effected, taken together, (a) as a transaction described in Section 368(a)(1)(D) and/or Section 355(a) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c)(2) and 361(c)(2) of the Code, as applicable, and (c) as a transaction in which Parent, Arlo and the members of their respective Groups recognize no income or gain for U.S. Federal Income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than intercompany items or excess loss accounts, if any, taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax Item” shall mean, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” shall mean the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinion” shall mean each opinion of a Tax Advisor delivered to Parent in connection with, and regarding the Federal Income Tax treatment of, the Contribution and, if effected, the Distribution.

“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” shall mean any Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” shall mean (i) all federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all reasonable accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (iii) all reasonable costs and expenses and any damages associated with stockholder litigation or controversies and any amount required to be paid by Parent (or any Parent Affiliate) or Arlo (or any Arlo Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of (A) the Contribution or the Distribution, if effected, to have

Tax-Free Status, (B) the Internal Contribution and the First Internal Distribution, taken together, to have Internal Distribution Tax-Free Status, or (C) the Second Internal Distribution to have Internal Distribution Tax-Free Status; provided, that amounts shall be treated as having been required to be paid for purposes of clause (iii) of this definition to the extent they are paid in a good faith compromise of an asserted claim.

“Tax Return” or “Return” shall mean any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transactions” shall mean the Internal Contribution, the Internal Distributions, the Contribution, the Distribution, the IPO, and the other transactions contemplated by the Plan of Reorganization and the Separation Agreement.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” shall mean an unqualified opinion of a Tax Advisor on which Parent may rely to the effect that a transaction (i) will not affect the Tax-Free Status of the Contribution and the Distribution, and (ii) will not adversely affect any of the conclusions set forth in any Tax Opinion; provided, that any tax opinion obtained in connection with a proposed acquisition of Arlo Capital Stock entered into during the Restriction Period shall not qualify as an Unqualified Tax Opinion, unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions),” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution. Any such opinion must assume that the Contribution and Distribution, if effected, would have qualified for Tax-Free Status if the transaction in question did not occur.

Section 2.    Allocation of Tax Liabilities.

Section 2.01    General Rule.

(a)    Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the Arlo Group from and against any liability for, Taxes that are allocated to Parent under this Section 2.

(b)    Arlo Liability. Arlo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for, Taxes that are allocated to Arlo under this Section 2.

Section 2.02    Allocation of Consolidated and Combined Income Taxes. Except as otherwise provided in Section 2.05, with respect to any Parent Combined Income Tax Return, Parent shall be responsible for any and all Income Taxes due or required to be reported on any such Income Tax Return (including any increase in such Tax as a result of a Final Determination); provided, that Arlo shall be responsible for any and all Income Taxes due or required to be reported on any such Income Tax Return (including any increase in such Tax as a result of a Final Determination) for any Post-Contribution Period that are attributable to the Arlo Group, as determined pursuant to Section 2.04.

Section 2.03    Allocation of Separate Income Taxes. Except as otherwise provided in Section 2.05, (a) Parent shall be responsible for any and all Income Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination); (b) Arlo shall be responsible for any and all Income Taxes due with respect to or required to be reported on any Arlo Separate Return (including any increase in such Tax as a result of a Final Determination).

Section 2.04    Determination of Tax Attributable to the Arlo Group in Respect of any Parent Combined Income Tax Return. With respect to any Parent Combined Income Tax Return for each Post-Contribution Period, the amount of Taxes attributable to the Arlo Group shall be the amount of Taxes, if any, that would be incurred by the Arlo Group and/or its members for such Post-Contribution Period had the Arlo Group and/or its members not been included in such Parent Combined Income Tax Return (“Arlo Allocated Taxes”). Arlo Allocated Taxes shall be determined based on the hypothetical stand-alone liability of the Arlo Group and/or any of its members for Taxes for such Post-Contribution Period, calculated on the following basis:

(a)    to the extent that members of the Arlo Group would (but for their inclusion in a Parent Combined Income Tax Return) be entitled to file a Tax Return on a consolidated, combined or unitary basis solely with other members of the Arlo Group, such liability for Taxes shall be determined as though such members filed on a consolidated, combined or unitary basis, as applicable, solely with such other members of the Arlo Group;

(b)    taxable income of the Arlo Group and/or any of its members shall be calculated by taking into account Tax Attributes of Arlo and the relevant members of the Arlo Group, in each case, to the extent arising after the Contribution Date, and treating all such Tax Attributes as being subject to the limitations under applicable Tax law (including limitations on carrybacks and carryforwards) that would apply if the relevant members of the Arlo Group had filed on a separate Tax Return basis for all Tax Periods (or portions thereof) relevant to the computation (provided, that the Arlo Group and/or its members shall be deemed to have relinquished, waived or otherwise foregone any carrybacks to any Pre-Contribution Period; and if any such Tax Attribute would, under applicable Tax law be required to be carried back, such Tax Attribute shall be deemed to be available to the Arlo Group on a carryforward basis (subject to the limitations under applicable Tax law on such carryforwards)); and

(c)    in the case of any Straddle Period with respect to the Contribution Date, (i) Tax Items shall be apportioned between Pre-Contribution Periods and Post-Contribution Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) as reasonably interpreted and applied by Parent, and (ii) in determining the apportionment of Tax Items between Pre-Contribution Periods and Post-Contribution Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items under the principles described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Contribution Date) be allocated to Pre-Contribution Periods, and any Taxes related to such items shall be treated under the principles described in Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary items and shall (to the extent occurring on or prior to the Contribution Date) be allocated to Pre-Contribution Periods; provided that for purposes of applying Treasury Regulations Section 1.1502-76(b), this Section 2.04(c) shall be applied as if the Contribution Date were a Deconsolidation Date..

For the avoidance of doubt, for purposes of calculating any available carryforward or carryback of Tax Attributes pursuant to clause (b) of this Section 2.04, the utilization of any such Tax Attributes by members of the Parent Group shall be disregarded.

Section 2.05    Certain Transaction and Other Taxes.

(a)    Arlo Liability. Arlo shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for any:

(i)    Tax resulting from a breach by Arlo of any representation or covenant in this Agreement, the Separation Agreement or any Ancillary Agreement;

(ii)    Tax-Related Losses for which Arlo is responsible pursuant to Section 7.05 of this Agreement; and

(iii)    value-added Tax, goods and services Tax or similar Tax imposed by any Tax Authority on any transfer occurring pursuant to the Transactions to the extent any member of the Arlo Group is the transferee with respect to the relevant transfer.

The amount for which Arlo is liable pursuant to Section 2.05(a)(i) and (iii) shall include all reasonable accounting, legal and other professional fees, and court costs incurred in connection with the relevant Taxes.

(b)    Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the Arlo Group from and against any liability for any:

(i)    stamp, sales and use, gross receipts, or other transfer Taxes (other than value-added Tax, goods and services Tax or similar Tax) imposed by any Tax Authority on the transfers occurring pursuant to the Transactions;

(ii)    Tax resulting from a breach by Parent of any representation or covenant in this Agreement, the Separation Agreement or any Ancillary Agreement;

(iii)    Tax-Related Losses for which Parent is responsible pursuant to Section 7.05 of this Agreement; and

(iv)    value-added Tax, goods and services Tax or similar Tax imposed by any Tax Authority on any transfer occurring pursuant to the Transactions to the extent any member of the Parent Group is the transferee with respect to the relevant transfer.

The amounts for which Parent is liable pursuant to Section 2.05(b)(i), (ii) and (iv) shall include all reasonable accounting, legal and other professional fees, and court costs incurred in connection with the relevant Taxes.

Section 2.06    No Liability for Prior Payments. For the avoidance of doubt, neither party to this Agreement shall have any responsibility with respect to, or have any obligation to repay, any payment made by the other party or any of its Affiliates prior to the date of this Agreement (whether made to such first party, to any Tax Authority or to any other Person) in respect of any Taxes or other amounts for which such first party is responsible hereunder.

Section 3.    Proration of Taxes for Straddle Periods.

(a)    General Method of Proration. In the case of any Straddle Period with respect to the Deconsolidation Date, Tax Items shall be apportioned between Pre-Deconsolidation Periods and Post-Deconsolidation Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) as reasonably interpreted and applied by Parent. With respect to the Parent Federal Consolidated Income Tax Return for the taxable year that includes the Distribution, Parent shall determine, in its sole discretion, whether to make an election under Treasury Regulations Section 1.1502-76(b)(2)(ii). Arlo shall, and shall cause each member of the Arlo Group to, take all actions necessary to give effect to such election.

(b)    Transactions Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Deconsolidation Periods and Post-Deconsolidation Periods, any Tax Items relating to the Transactions shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary items and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Periods.

Section 4.    Preparation and Filing of Tax Returns.

Section 4.01    General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (taking into account extensions) by the Person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their respective Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of Tax Returns, including by providing information required to be provided pursuant to Section 8.

Section 4.02    Parent’s Responsibility. Parent has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a)    Parent Combined Income Tax Returns and any other Joint Returns which Parent reasonably determines are required to be filed (or which Parent chooses to be filed) by the Companies or any of their Affiliates for any Tax Period; and

(b)    Parent Separate Returns and Arlo Separate Returns which Parent reasonably determines are required to be filed by the Companies or any of their Affiliates for any Tax Periods (limited, in the case of Arlo Separate Returns, to such Returns as are required to be filed (taking into account extensions) on or prior to the Contribution Date).

Section 4.03    Arlo’s Responsibility. Arlo shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Arlo Group other than those Tax Returns which Parent is required or entitled to prepare and file under Section 4.02. The Tax Returns required to be prepared and filed by Arlo under this Section 4.03 shall include (a) any Arlo Federal Consolidated Income Tax Return for Tax Periods ending after the Deconsolidation Date and (b) Arlo Separate Returns required to be filed (taking into account extensions) after the Contribution Date.

Section 4.04    Tax Accounting Practices.

(a)    General Rule. Except as otherwise provided in Section 4.04(b), with respect to any Tax Return that Arlo has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.03, for any Pre-Deconsolidation Period or any Straddle Period (or any Tax Period beginning after the Deconsolidation Date to the extent items reported on such Tax Return could reasonably be expected to affect items reported on any Tax Return that Parent has the obligation or right to prepare and file for any Pre-Deconsolidation Period or any Straddle Period), such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question, and to the extent any items are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by Arlo. Except as otherwise provided in Section 4.04(b), Parent shall prepare any Tax Return that it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, in accordance with reasonable Tax accounting practices selected by Parent.

(b)    Reporting of Transactions. Except to the extent otherwise required by a change in applicable law or as a result of a Final Determination, neither Parent nor Arlo shall, and shall not permit or cause any member of its respective Group to, take any position that is inconsistent with the treatment of (A) the Contribution or the Distribution, if effected, as having Tax-Free Status (or analogous status under state or local law), (B) the Internal Contribution and First Internal Distribution, taken together, as having Internal Distribution Tax-Free Status (or analogous status under state or local law), or (C) the Second Internal Distribution as having Internal Distribution Tax-Free Status (or analogous status under state or local law).

Section 4.05    Consolidated or Combined Tax Returns. Arlo will elect and join, and will cause its respective Affiliates to elect and join, in filing any Parent State Combined Income Tax Returns, Parent Foreign Combined Income Tax Returns, and any other Joint Returns that Parent reasonably determines are required to be filed by the Companies or any of their Affiliates (or that Parent chooses to file pursuant to Section 4.02(a)) for any Tax Periods. With respect to any Arlo Separate Returns relating to any Tax Period (or portion thereof) ending on or prior to the Distribution Date, Arlo will elect and join, and will cause its respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, if Parent reasonably determines that the filing of such Tax Returns is consistent with past reporting practices, or, in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns.

Section 4.06    Right to Review Tax Returns.

(a)    General. With respect to the Parent Federal Consolidated Income Tax Return for the taxable period that ends on and includes the Deconsolidation Date, Parent shall make such Tax Return (or the relevant portions thereof), related work papers, and other supporting documents available for Arlo’s review to the extent (i) such Tax Return relates to Taxes for which Arlo is or would reasonably be expected to be liable, (ii) Arlo is or would reasonably be expected to be liable, in whole or in part, for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which Arlo would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) reasonably necessary for Arlo to confirm compliance with the terms of this Agreement. Parent shall use reasonable efforts to make such Tax Return, work papers, and other supporting documents available for review as required under this paragraph promptly once such Tax Return is materially complete, but in any event no later than 10 days in advance of the due date for filing such Tax Return, such that Arlo has a meaningful opportunity to review and comment on such Tax Return.

(b)    Execution of Returns Prepared by Other Party. In the case of any Tax Return that is required to be prepared and filed by one Company under this Agreement and that is required by law to be signed by the other Company (or by its authorized representative), the Company that is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement, unless there is at least a reasonable basis for the Tax treatment of each material item reported on the Tax Return.

Section 4.07    Arlo Carrybacks and Claims for Refund. Arlo hereby agrees that any available elections to waive the right to claim in any Pre-Deconsolidation Period with respect to any Tax Return with respect to which Parent is the Responsible Company (including any Joint Return) or any Tax Return reflecting Taxes for which both Parent and Arlo are responsible under Section 2 any Arlo Carryback arising in a Post-Deconsolidation Period shall be made, and no affirmative election shall be made to claim any such Arlo Carryback.

Section 4.08    Apportionment of Taxes, Earnings and Profits and Tax Attributes.

(a)    If the Parent Affiliated Group has a Tax Attribute, the portion, if any, of such Tax Attribute apportioned to Arlo or the members of the Arlo Group and/or treated as a carryover to the first Post-Deconsolidation Period of Arlo (or such member) shall be determined by Parent in accordance with Treasury Regulations Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A.

(b)    No Tax Attribute with respect to consolidated Federal Income Tax of the Parent Affiliated Group, other than those described in Section 4.08(a), and no Tax Attribute with respect to consolidated, combined or unitary state, local, or foreign Income Tax, in each case, arising in respect of a Joint Return shall be apportioned to Arlo or any member of the Arlo Group, except as Parent (or such member of the Parent Group as Parent shall designate) determines is otherwise required under applicable law.

(c)    Parent (or its designee) shall reasonably determine in good faith the portion, if any, of any Tax Attribute that must (absent a Final Determination to the contrary) be apportioned to Arlo or any member of the Arlo Group in accordance with this Section 4.08 and applicable law and, if applicable, the amount of tax basis and earnings and profits to be apportioned to

Arlo or any member of the Arlo Group in accordance with this Section 4.08 and applicable law, and, at Arlo’s request, shall use commercially reasonable efforts to provide written supporting documentation of the calculation thereof to Arlo as soon as reasonably practicable after the date of such request and after the information necessary to make such calculation becomes available to Parent. For the absence of doubt, Parent shall not be liable to Arlo or any member of the Arlo Group for any failure of any determination under this Section 4.08 to be accurate under applicable law.

(d)    Any written documentation delivered by Parent pursuant to Section 4.08(c) shall be binding on Arlo and each member of the Arlo Group and shall not be subject to dispute resolution. Except to the extent otherwise required by a change in applicable law or pursuant to a Final Determination, Arlo shall not take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in such written documentation.

Section 5.    Tax Payments.

Section 5.01    Payment of Taxes with Respect to Parent Combined Income Tax Returns. In the case of any Parent Combined Income Tax Return reflecting Taxes for which both Parent and Arlo are responsible under Section 2:

(a)    Payment of Tax Due. Parent shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting and reporting practices, as applicable) with respect to any Tax Return on the Payment Date for such Tax Return. Parent shall pay such amount to such Tax Authority on or before such Payment Date and shall provide notice to Arlo setting forth Arlo’s responsibility for the amount of Taxes paid to the Tax Authority and provide proof of payment of such Taxes.

(b)    Computation and Payment of Liability with Respect to Tax Due. Within 30 days following the earlier of (i) the due date (taking into account extensions) for filing any such Tax Return (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file) or (ii) the date on which such Tax Return is filed, Arlo shall pay to Parent the amount, if any, allocable to the Arlo Group under the provisions of this Agreement. For the avoidance of doubt, however, the 30-day period described herein shall not commence unless and until Parent notifies Arlo pursuant to Section 5.01(a) hereof.

(c)    Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, Parent shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Tax Return required to be paid as a result of such adjustment pursuant to such Final Determination. Parent shall compute the amount attributable to the Arlo Group in accordance with this Agreement and Arlo shall pay to Parent any amount due Parent under this Agreement within 30 days from the later of (i) the date the additional Tax was paid by Parent or, in an instance where no cash payment is due to a Tax Authority, the date of such Final Determination, or (ii) the date of receipt of a written notice and demand from Parent for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.

(d)    Notwithstanding anything to the contrary herein, if the amount to be paid pursuant to paragraph (b) or (c) (in each case, excluding any interest pursuant to Section 14) is in excess of $1 million, then, no later than the later of (i) 5 Business Days after the date of receipt of a written notice and demand from Parent for payment of the amount due, accompanied by a statement detailing the Taxes required to be paid and (ii) 3 Business Days prior to the due date for the payment of such Tax, Arlo shall pay to Parent any amount due Parent under Section 2.

Section 5.02    Payment of Separate Company Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Company or a member of such Company’s Group with respect to a Separate Return of Income Taxes.

Section 5.03    Indemnification Payments.

(a)    If any Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Company (the “Required Party”) is liable for under this Agreement, the Payor shall provide notice to the Required Party of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Such Required Party shall have a period of 20 days after the receipt of notice to respond thereto. Unless the Required Party disputes the amount it is liable for under this Agreement, the Required Party shall reimburse the Payor within 30 days of delivery by the Payor of the notice described above. To the extent the Required Party does not agree with the amount the Payor claims the Required Party is liable for under this Agreement, the dispute shall be resolved in accordance with Section 13. Notwithstanding anything to the contrary herein, if the amount to be paid pursuant to this Section 5.03 (excluding interest pursuant to Section 14) is in excess of $1 million, then, no later than the later of (i) 5 Business Days after delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by a statement detailing the Taxes required to be paid and describing in reasonable detail the particulars relating thereto, (ii) 3 Business Days prior to the due date for the payment of such Tax, the Required Party shall pay the Payor.

(b)    Any Tax indemnity payment required to be made by the Required Party pursuant to this Agreement shall be reduced by any corresponding Tax Benefit payment required to be made to the Required Party by the other Company pursuant to Section 6. For the avoidance of doubt, a Tax Benefit payment is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is directly attributable to the same Tax Item (or adjustment of such Tax Item pursuant to a Final Determination) that gave rise to the Tax indemnity payment.

(c)    All indemnification payments under this Agreement shall be made by Parent directly to Arlo and by Arlo directly to Parent; provided, however, that if the Companies mutually agree with respect to any such indemnification payment, any member of the Parent Group, on the one hand, may make such indemnification payment to any member of the Arlo Group, on the other hand, and vice versa.

Section 6.    Tax Benefits.

Section 6.01    Tax Benefits.

(a)    Except as set forth below, Parent shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Parent is liable hereunder, Arlo shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Arlo is liable hereunder, and a Company receiving a refund to which another Company is entitled hereunder, in whole or in part, shall pay over such refund (or portion thereof) to such other Company within 30 days after such refund is received.

(b)    If a member of the Arlo Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination that increases Taxes for which a member of the Parent Group is liable hereunder (or reduces any Tax Attribute of a member of the Parent Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), or if a member of the Parent Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination that increases Taxes for which a member of the Arlo Group is liable hereunder (or reduces any Tax Attribute of a member of the Arlo Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), Arlo or Parent, as the case may be, shall make a payment to either Parent or Arlo, as appropriate, within 30 days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash (including any Tax Benefit actually realized as a result of the payment).

(c)    No later than 30 days after a Tax Benefit described in Section 6.01(b) is actually realized in cash by a member of the Parent Group or a member of the Arlo Group, Parent (if a member of the Parent Group actually realizes such Tax Benefit) or Arlo (if a member of the Arlo Group actually realizes such Tax Benefit) shall provide the other Company with a written calculation of the amount payable to such other Company by Parent or Arlo pursuant to this Section 6. In the event that Parent or Arlo disagrees with any such calculation described in this Section 6.01(c), Parent or Arlo shall so notify the other Company in writing within 15 days of receiving the written calculation set forth above in this Section 6.01(c). Parent and Arlo shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 6 shall be determined in accordance with the disagreement resolution provisions of Section 13 as promptly as practicable. To the extent the amount payable determined pursuant to this Section 6.01(c) differs from the amount paid pursuant to Section 6.01(b), an appropriate adjusting payment shall be made promptly.

Section 6.02    Parent and Arlo Income Tax Deductions in Respect of Certain Equity Awards and Incentive Compensation.

(a)    Allocation of Deductions. To the extent permitted by applicable law, Income Tax deductions arising by reason of exercises of options to purchase Parent or Arlo stock or settlement of restricted stock units, in each case, following the Contribution, with respect to Parent stock or Arlo stock (such options and restricted stock units, collectively, “Compensatory Equity Interests”) held by any Person shall be claimed (i) in the case of an active employee, solely by the Group that employs such Person at the time of exercise, vesting, or settlement, as applicable, and (ii) in the case of a former employee, solely by the Group that last employed such Person (the Group described in clause (i) or (ii), the

“Employing Party”). To the extent permitted by applicable law, Income Tax deductions arising with respect to shares issued under the Parent Employee Stock Purchase Plan or the ARLO ESPP to any Person, in each case, following the Contribution, shall be claimed (i) in the case of an active employee, solely by the Group that employs or employed such Person at the time of issuance (or, in the case of any Income Tax deductions arising by reason of a disqualifying disposition, solely by the Group that employs such Person at the time of such disposition), and (ii) in the case of a former employee, solely by the Group that last employed such Person.

(b)    Withholding and Reporting. Parent (or one of its Subsidiaries) shall be responsible for (x) remitting to each applicable Tax Authority applicable Tax withholdings and (y) satisfying applicable Tax reporting obligations, in each case, with respect to any Compensatory Equity Interest held by its active employees or former employees last employed by the Parent Group, and Arlo (or one of its Subsidiaries) shall be responsible for (x) remitting to each applicable Tax Authority applicable Tax withholdings and (y) satisfying applicable Tax reporting obligations, in each case, with respect to any Compensatory Equity Interest held by its active employees or former employees last employed by the Arlo Group. The party that is entitled to claim the deductions described in Section 6.02(a) with respect to shares issued under the Parent Employee Stock Purchase Plan or the ARLO ESPP shall be responsible for all applicable Taxes (including, but not limited to, withholding and excise taxes), if any, with respect to such shares and shall satisfy, or shall cause to be satisfied, all applicable Tax reporting obligations with respect thereto.

Section 7.    Tax-Free Status.

Section 7.01    Representations.

(a)    Each of Parent and Arlo hereby represents and warrants that (A) it has (or will have) reviewed any Representation Letters executed by it and (B) subject to any qualifications therein, all information, representations and covenants contained in such Representation Letters that relate to such Company, any member of its Group or its business are (or will be) true, correct and complete as of the date of the Tax Opinion to which such Representation Letters relate.

(b)    Arlo hereby represents and warrants that it has no plan or intention of taking any action, or failing to take any action (or causing or permitting any member of its Group to take or fail to take any action), and does not know of any circumstance that could reasonably be expected to (i) adversely affect the Tax-Free Status of the Contribution or, if effected, the Distribution, (ii) adversely affect the Internal Distribution Tax-Free Status of the Internal Contribution or any Internal Distribution, or (iii) cause any representation or factual statement made in this Agreement, the Separation Agreement, any Representation Letters executed by it or any of the Ancillary Agreements to be untrue.

(c)    Arlo hereby represents and warrants that, during the two-year period ending on the date hereof, there was no “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Arlo Group or by any other Person or Persons with the implicit or explicit permission of one or more of such officers or directors regarding an acquisition of all or a significant portion of the Arlo Capital Stock (or capital stock of any predecessor); provided, however, that no representation is made regarding any such “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) (i) by any one or more officers or directors of Parent or (ii) relating to Arlo Capital Stock sold pursuant to the IPO.

Section 7.02    Restrictions on Arlo.

(a)    Arlo agrees that, unless Parent shall have determined not to undertake the Distribution and shall have waived in writing (which waiver may be withheld or granted by Parent, in its sole and absolute discretion) the requirement to comply with this sentence, Arlo (i) will (and shall cause each member of the Arlo Group to) take any action reasonably requested by Parent in order to consummate the Distribution (including, without limitation, executing representation letters prepared by Parent’s Tax Advisors supporting any Tax Opinions regarding the Distribution) and (ii) will not take or fail to take, or cause or permit any Arlo Affiliate to take or fail to take, any action where such action or failure to act could reasonably be expected to (A) prevent Parent from consummating the Distribution or (B) require Parent or Arlo to reflect a liability or reserve for Income Taxes with respect to the Distribution in its financial statements. Arlo agrees that, without Parent’s prior written consent, it will not take, or cause or permit any Arlo Affiliate to take, any action that could reasonably be expected to (i) cause Parent to cease to have “control” (within the meaning of Section 368(c) of the Code) of Arlo or (ii) result in a Deconsolidation Event, in each case, prior to the Distribution Date.

(b)    Arlo agrees that it will not take or fail to take, or cause or permit any Arlo Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in this Agreement, the Separation Agreement, any of the Ancillary Agreements or any Representation Letter. Arlo agrees that it will not take or fail to take, or permit any Arlo Affiliate to take or fail to take, any action that prevents or could reasonably be expected to prevent (i) the Tax-Free Status or the Internal Distribution Tax-Free Status (in the case of the Tax-Free Status of the Distribution, unless Parent shall have determined not to undertake the Distribution and shall have waived in writing (which waiver may be withheld or granted by Parent, in its sole and absolute discretion) the requirement to comply with this clause (i) relating to the Distribution), or (ii) any other transaction contemplated by the Separation Agreement which is intended by the parties to be tax-free from so qualifying.

(c)    Arlo agrees that, unless Parent shall have determined not to undertake the Distribution and shall have waived in writing (which waiver may be withheld or granted by Parent, in its sole and absolute discretion) the requirement to comply with this Section 7.02(c), from the date hereof until the first day after the Restriction Period, it will (i) maintain its status as a company engaged in the Arlo Active Trade or Business for purposes of Section 355(b)(2) of the Code and (ii) not engage in any transaction that would or reasonably could result in it ceasing to be a company engaged in the Arlo Active Trade or Business for purposes of Section 355(b)(2) of the Code.

(d)    Arlo agrees that, unless Parent shall have determined not to undertake the Distribution and shall have waived in writing (which waiver may be withheld or granted by Parent, in its sole and absolute discretion) the requirement to comply with this Section 7.02(d), from the date hereof until the first day after the Restriction Period, it will not (i) enter into any Proposed Acquisition Transaction or, to the extent Arlo has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (x) redeeming rights under a shareholder rights plan, (y) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (z) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Arlo’s charter or bylaws or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions (A) sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Arlo pursuant to the Contribution, (B) sell or transfer 30% or more of the gross assets of the Arlo Active Trade or Business or (C) sell or transfer 30% or more of the consolidated gross assets of Arlo and its Affiliates (in each case, such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through an Arlo Affiliate) any Arlo stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Arlo Capital Stock (including, without limitation, through the conversion of one class of Arlo Capital Stock into another class of Arlo Capital Stock), or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made or to be made in any Representation Letters) which in the aggregate (and taking into account any other transactions described in this paragraph (d)) would or reasonably could have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire, directly or indirectly, stock representing a Fifty-Percent or Greater Interest in Arlo (or any successor) or otherwise jeopardize the Tax-Free Status of the Contribution or the Distribution, unless, in each case, (A) prior to taking any such action set forth in the foregoing clauses (i) through (vi) on or prior to the Distribution Date, Parent shall have consented to such action in writing (which consent may be withheld or granted by Parent in its sole and absolute discretion) and (B) prior to taking any such action set forth in the foregoing clauses (i) through (vi) following the Distribution Date until the first day after the Restriction Period, (I) Arlo shall have requested that Parent obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) from the IRS and/or any other applicable Tax Authority in accordance with Section 7.04(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status and Parent shall have received such a private letter ruling in form and substance satisfactory to Parent, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether a private letter ruling is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and representations made in connection with such private letter ruling), (II) Arlo shall have provided Parent with an Unqualified Tax Opinion in form and substance satisfactory to

Parent, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and representations used as a basis for the Unqualified Tax Opinion and Parent may determine that no opinion would be acceptable to Parent) or (III) Parent shall have waived in writing (which waiver may be withheld or granted by Parent, in its sole and absolute discretion) the requirement to obtain such private letter ruling or Unqualified Tax Opinion.

Section 7.03    Restrictions on Parent. Parent agrees that it will not take or fail to take, or cause or permit any member of the Parent Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in this Agreement, the Separation Agreement, any of the Ancillary Agreements or any Representation Letters. Parent agrees that it will not take or fail to take, or cause or permit any member of the Parent Group to take or fail to take, any action which prevents or could reasonably be expected to prevent the Tax-Free Status; provided, however, that this Section 7.03 shall not be construed as obligating Parent to consummate the Distribution.

Section 7.04    Procedures Regarding Opinions and Rulings.

(a)    Following the Distribution Date, if Arlo notifies Parent that it desires to take one of the actions described in clauses (i) through (vi) of Section 7.02(d) (a “Notified Action”), Parent and Arlo shall reasonably cooperate to attempt to obtain the private letter ruling or Unqualified Tax Opinion referred to in Section 7.02(d), unless Parent shall have waived the requirement to obtain such private letter ruling or Unqualified Tax Opinion.

(b)    Rulings or Unqualified Tax Opinions at Arlo’s Request. Following the Distribution Date, at the reasonable request of Arlo pursuant to Section 7.02(d), Parent shall cooperate with Arlo and use commercially reasonable efforts to seek to obtain, as expeditiously as possible, a private letter ruling from the IRS (and/or any other applicable Tax Authority, or if applicable, a supplemental private letter ruling) or cooperate with Arlo to enable Arlo to obtain an Unqualified Tax Opinion for the purpose of permitting Arlo to take the Notified Action. Further, in no event shall Parent be required to file or cooperate in the filing of any request for a private letter ruling under this Section 7.04(b), unless Arlo represents that (A) it has reviewed the request for such private letter ruling, and (B) all statements, information and representations, if any, relating to any member of the Arlo Group, contained in the related private letter ruling documents are (subject to any qualifications therein) true, correct and complete. Arlo shall reimburse Parent for all reasonable costs and expenses, including out-of-pocket expenses and expenses relating to the utilization of Parent personnel, incurred by the Parent Group in obtaining a private letter ruling or Unqualified Tax Opinion requested by Arlo within 30 days after receiving an invoice from Parent therefor.

(c)    Rulings or Unqualified Tax Opinions at Parent’s Request. Parent shall have the right to request or obtain a private letter ruling (or, if applicable, a supplemental private letter ruling) from the IRS (and/or any other applicable Tax Authority) or an Unqualified Tax Opinion at any time, in its sole and absolute discretion. If Parent determines to obtain a private letter ruling or an Unqualified Tax Opinion, Arlo shall (and shall cause each Affiliate of Arlo to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the private letter ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS (or other applicable Tax Authority) or Tax Advisor; provided that Arlo shall not be required to make (or cause any Affiliate of Arlo to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Parent and Arlo shall each bear its own costs and expenses in obtaining a private letter ruling or an Unqualified Tax Opinion requested by Parent.

(d)    Arlo hereby agrees that Parent shall have sole and exclusive control over the process of obtaining any private letter ruling pursuant to Section 7.04(b) or (c), and that only Parent shall be permitted to apply for such a private letter ruling. In connection with obtaining a private letter ruling pursuant to Section 7.04(b), (A) Parent shall keep Arlo informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any related private letter ruling documents provide Arlo with a draft copy thereof, (2) reasonably consider Arlo’s comments on such draft copy, and (3) provide Arlo with a final copy; and (C) Parent shall provide Arlo with notice reasonably in advance of, and Arlo shall have the right to attend, any meetings with the IRS (or other applicable Tax Authority) (subject to the approval of the IRS (or other applicable Tax Authority)) that relate to such private letter ruling request. Neither Arlo nor any Arlo Affiliate directly or indirectly controlled by Arlo shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning any of the Transactions (including the impact of any other transaction on any of the Transactions).

Section 7.05    Liability for Tax-Related Losses.

(a)    Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, subject to Section 7.05(c), Arlo shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the acquisition after the Distribution of all or a portion of Arlo’s Capital Stock and/or its or its subsidiaries’ stock or assets (including any capital stock of Arlo Ireland) by any means whatsoever by any Person, (B) any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Arlo Group or by any other Person or Persons with the implicit or explicit permission of one or more of such officers or directors (other than officers or directors of Parent) that cause the Distribution or any Internal Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, stock of Arlo or Arlo Ireland (or any successor thereof) representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by Arlo after the Distribution (including, without limitation, any amendment to Arlo’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Arlo stock (including, without limitation, through the conversion of one class of Arlo Capital Stock into another class of Arlo Capital Stock), (D) any act or failure to act by Arlo or any Arlo Affiliate described in Section 7.02 (regardless whether such act or failure to act is or may be covered by a consent described in Section 7.02(a) or a consent, private letter ruling, Unqualified Tax Opinion or waiver described in clause (A) or (B) of Section 7.02(d)), or (E) any breach by Arlo of any of its agreements or representations set forth in Section 7.01 or in any Representation Letter executed by it.

(b)    Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, subject to Section 7.05(c), Parent shall be responsible for, and shall indemnify and hold harmless Arlo and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (A) the acquisition after the Distribution of all or a portion of Parent’s stock and/or its or its subsidiaries’ stock or assets (including any capital stock of Netgear Holdings or Netgear International) by any means whatsoever by any Person, (B) any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulations Section 1.355-7(h)) by any one or more officers or directors of any member of the Parent Group or by any other Person or Persons with the implicit or explicit permission of one or more of such officers or directors that cause the Distribution or any Internal Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, stock of Parent, Netgear Holdings or Netgear International (or any successor thereof) representing a Fifty-Percent or Greater Interest therein, (C) any act or failure to act by Parent or a member of the Parent Group described in Section 7.03 or (D) any breach by Parent of any of its agreement or representations set forth in Section 7.01(a) or in any Representation Letters executed by it.

(c)

(i)    To the extent that any Tax-Related Loss is or reasonably could be subject to indemnification under both Sections 7.05(a) and (b), responsibility for such Tax-Related Loss shall be shared by Parent and Arlo according to relative fault.

(ii)    Notwithstanding anything in Section 7.05(b) or (c)(i) or any other provision of this Agreement or the Separation Agreement to the contrary:

(A)    with respect to (I) any Tax-Related Loss resulting from the application of Section 355(e) or Section 355(f) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Parent, Netgear Holdings or Netgear International) and (II) any other Tax-Related Loss resulting, in whole or in part, from an acquisition after the Distribution of any stock or assets of Arlo (or any Arlo Affiliate) by any means whatsoever by any Person or any action or failure to act by Arlo after the Distribution affecting the voting rights of Arlo, Arlo shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss; and

(B)    for purposes of calculating the amount and timing of any Tax-Related Loss for which Arlo is responsible under this Section 7.05(c)(ii)(B), Tax-Related Losses shall be calculated by assuming that Parent, the Parent Affiliated Group and each member of the Parent Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.

(iii)    Notwithstanding anything in Section 7.05(a) or (c)(i) or any other provision of this Agreement or the Separation Agreement to the contrary, with respect to (I) any Tax-Related Loss resulting from the application of Section 355(e) or Section 355(f) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Arlo) and (II) any other Tax-Related Loss resulting, in whole or in part, from an acquisition after the Distribution of any stock or assets of Parent (or any Parent Affiliate) by any means whatsoever by any Person, Parent shall be responsible for, and shall indemnify and hold harmless Arlo and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

(d)    Arlo shall pay Parent the amount of any Tax-Related Losses for which Arlo is responsible under this Section 7.05: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than two Business Days prior to the date Parent files, or causes to be filed, the applicable Tax Return for the year of the Contribution or Distribution, as applicable (the “Filing Date”) (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then Arlo shall pay Parent no later than two Business Days prior to the due date for making payment with respect to such Final Determination) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than two Business Days after the date Parent pays such Tax-Related Losses. Parent shall pay Arlo the amount of any Tax-Related Losses (described in clause (ii) or (iii) of the definition of Tax-Related Loss) for which Parent is responsible under this Section 7.05 no later than two Business Days after the date Arlo pays such Tax-Related Losses. Each party shall have the right to review the calculation of any Tax-Related Losses prepared by the other party, including any related work papers and other supporting documentation.

Section 7.06    Section 336(e) Election. If Parent determines, in its sole discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to the Distribution, Arlo shall (and shall cause the relevant member of the Arlo Group to) join with Parent or the relevant member of the Parent Group in the making of such election and shall take any action reasonably requested by Parent or that is otherwise necessary to give effect to such election (including making any other related election). If a Section 336(e) Election is made with respect to the Distribution, then this Agreement shall be amended in such a manner as is determined by Parent in good faith to take into account such Section 336(e) Election (including by requiring that, in the event the Contribution and Distribution fail to have Tax-Free Status and Parent is not entitled to indemnification for the Tax-Related Losses arising from such failure, Arlo shall pay over to Parent any Tax Benefits actually realized by any member of the Arlo Group arising from the step-up in Tax basis resulting from the Section 336(e) Election).

Section 8.    Assistance and Cooperation.

Section 8.01    Assistance and Cooperation.

(a)    Each of the Companies shall promptly provide (and cause its Affiliates to provide) the other and its agents, including accounting firms and legal counsel, with such cooperation or information as such other Company reasonably requests in connection with Tax matters relating to the Companies and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes or other Tax Benefit, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation and information shall include, without limitation, upon reasonable notice, making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company; provided, however, that no Company shall be required to provide any Tax Records with respect to a particular Tax or Tax Return to the other Company after the date that is 3 years after the earlier of (x) the due date (taking into account extensions) for filing the relevant Tax Return or for paying the relevant Tax or (y) the date on which the relevant Tax Return was filed or the relevant Tax was paid. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Arlo shall cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining any Tax Opinions (including, without limitation, by making any new representation or covenant confirming any previously made representation or covenant or providing any materials or information reasonably requested by any Tax Advisor or Tax Authority). Each of the Companies shall promptly provide (and cause its Affiliates to provide) any Tax Advisor with respect to any Tax Advisor Dispute such cooperation and information as such Tax Advisor reasonably requests in connection with such Tax Advisor Dispute.

(b)    Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Parent nor any Parent Affiliate shall be required to provide Arlo or any Arlo Affiliate or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate solely to Arlo, the Arlo Business or the Arlo Assets and (ii) in no event shall Parent or any Parent Affiliate be required to provide Arlo, any Arlo Affiliate or any other Person access to or copies of any information or documents if such action would or reasonably could be expected to result in the waiver of any Privilege. In addition, in the event that either Company determines that the provision of any information or documents to the other Company or any of such other Company’s Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 8 in a manner that avoids any such harm or consequence.

Section 8.02    Income Tax Return Information. Arlo and Parent acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Parent or Arlo pursuant to Section 8.01 or this Section 8.02. Arlo and Parent acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Parent or Arlo could cause irreparable harm. Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns on a timely basis.

Section 8.03    Reliance by Parent. If any member of the Arlo Group supplies information to a member of the Parent Group in connection with a Tax liability and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of Arlo (or any officer of Arlo as designated by the chief financial officer of Arlo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Arlo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Arlo Group having supplied, pursuant to this Section 8, a member of the Parent Group with inaccurate or incomplete information in connection with a Tax liability.

Section 8.04    Reliance by Arlo. If any member of the Parent Group supplies information to a member of the Arlo Group in connection with a Tax liability and an officer of a member of the Arlo Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Arlo Group identifying the information being so relied upon, the chief financial officer of Parent (or any officer of Parent as designated by the chief financial officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the Arlo Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Section 8, a member of the Arlo Group with inaccurate or incomplete information in connection with a Tax liability.

Section 9.    Tax Contests.

Section 9.01    Notice. Each of the Companies shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for which it reasonably expects be indemnified by the other Company hereunder or for which it reasonably may be required to indemnify the other Company hereunder. Such notice shall include copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. The failure of one Company to notify the other of such communication in accordance with the immediately preceding sentences shall not relieve such other Company of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure timely to provide such notification actually prejudices the ability of such other Company to contest such Tax liability or increases the amount of such Tax liability.

Section 9.02    Control of Tax Contests.

(a)    Separate Company Taxes. In the case of any Tax Contest with respect to any Separate Return, the Company having liability for the Tax pursuant to Section 2 hereof shall have exclusive control over the Tax Contest, including with respect to any settlement of such Tax liability, subject to Section 9.02(d) below.

(b)    Parent Federal Consolidated Income Tax Return and Parent State Combined Income Tax Return. In the case of any Tax Contest with respect to any Parent Federal Consolidated Income Tax Return or any Parent State Combined Income Tax Return, Parent shall have exclusive control over the Tax Contest, including with respect to any settlement of such Tax liability, subject to Section 9.02(d)(i) below.

(c)    Parent Foreign Combined Income Tax Return. In the case of any Tax Contest with respect to any Parent Foreign Combined Income Tax Return, Parent shall have exclusive control over the Tax Contest, including with respect to any settlement of such Tax liability.

(d)    Distribution-Related Tax Contests.

(i)    In the event of any Distribution-Related Tax Contest as a result of which Arlo could reasonably be expected to become liable for any Tax or Tax-Related Losses and which Parent has the right to administer and control pursuant to Section 9.02(a) or (b) above, (A) Parent shall consult with Arlo reasonably in advance of taking any significant action in connection with such Tax Contest, (B) Parent shall offer Arlo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) Parent shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, and (D) Parent shall provide Arlo copies of any written materials relating to such Tax Contest received from the relevant Tax Authority.

(ii)    In the event of any Distribution-Related Tax Contest with respect to any Arlo Separate Return, (A) Arlo shall consult with Parent reasonably in advance of taking any significant action in connection with such Tax Contest, (B) Arlo shall consult with Parent and offer Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest, (C) Arlo shall defend such Tax Contest diligently and in good faith as if it were the only party in interest in connection with such Tax Contest, (D) Parent shall be entitled to participate in such Tax Contest and receive copies of any written materials relating to such Tax Contest received from the relevant Tax Authority, and (E) Arlo shall not settle, compromise or abandon any such Tax Contest without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld.

(e)    Power of Attorney. Each member of the Arlo Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other similar document reasonably requested by Parent (or such designee) in connection with any Tax Contest (as to which Parent is the Controlling Party) described in this Section 9 within two (2) Business Days of such request.

Section 10.    Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date following the IPO Closing Date. As of such date, (i) all prior intercompany Tax allocation agreements or arrangements solely between or among Parent and/or any of its Subsidiaries, on the one hand, and Arlo and/or any of its Subsidiaries, on the other hand, shall be terminated, and (ii) any amounts due under such agreements with respect to taxable periods (or portions thereof) ending on or before the date of the IPO shall be settled as promptly as practicable following the date of the IPO (and in any event no later than the earlier of (x) the due date for filing any Joint Returns for such taxable periods or (y) the Distribution Date). Upon such termination and settlement, no further payments by or to Parent or any of its Subsidiaries or by or to Arlo or any of its Subsidiaries, with respect to such agreements, shall be made, and all other rights and obligations pursuant to such agreements shall cease at such time. Any payments pursuant to such agreements shall be disregarded for purposes of computing amounts due under this Agreement; provided that to the extent appropriate, as determined by Parent, payments made pursuant to such agreements shall be credited to Arlo or Parent, respectively, in computing their respective obligations pursuant to this Agreement, in the event that such payments relate to a Tax liability that is the subject matter of this Agreement for a Tax Period that is the subject matter of this Agreement.

Section 11.    Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 12.    Treatment of Payments; Tax Gross-Up.

Section 12.01    Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in Tax treatment under the Code or other applicable Tax Law, for all Income Tax purposes, the Companies agree to treat, and to cause their respective Affiliates to treat, (i) any indemnity payment required by this Agreement or by the Separation Agreement (other than payments of interest) as either a contribution by Parent to Arlo or a distribution by Arlo to Parent, as the case may be (which contribution or distribution shall, in the case of any payment made following the Distribution Date, be treated as occurring immediately prior to the Distribution); and (ii) any payment of interest or State or Foreign Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the Company entitled under this Agreement to retain such payment or required under this Agreement to make such payment.

Section 12.02    Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement or the Separation Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment that the Company receiving such payment would otherwise be entitled to receive.

Section 12.03    Interest Under this Agreement. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by law) and as interest income by the Indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 13.    Disagreements. The Companies desire that collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in good faith all disagreements regarding their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Tax Advisor Dispute”) between any member of the Parent Group and any member of the Arlo Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Advisor Dispute. If the Companies are unable to resolve any Tax Advisor Dispute that is not a High-Level Dispute within thirty (30) days, then the matter will be referred to a Tax Advisor acceptable to each of the Companies. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Companies of its resolution of any such Tax Advisor Dispute as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Tax Advisor Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. In accordance with Section 15, each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor. All fees and expenses of the Tax Advisor in connection with such referral shall be shared equally by the Companies. If the Companies are unable to resolve any Tax Advisor Dispute that is a High-Level Dispute within thirty (30) days, then the matter shall be resolved pursuant to the procedures set forth in Sections 8.3, 8.4 and 8.5 of the Separation Agreement; provided that each of the arbitrators selected in accordance with Section 8.3 of the Separation Agreement must be Tax Advisors. Nothing in this Section 13 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the Tax Advisor (or any delay resulting from the efforts to resolve any High-Level Dispute through the procedures set forth in Sections 8.3, 8.4 and 8.5 of the Separation Agreement, as modified by the proviso in the preceding sentence) could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, the Separation Agreement or any Ancillary Agreement, Parent and Arlo are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of Parent and Arlo will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 13.

Section 14.    Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 14 or the interest rate provided under such other provision.

Section 15.    Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with the preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 16.    General Provisions.

Section 16.01    Addresses and Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 16.01):

If to Parent: NETGEAR, Inc. 350 E. Plumeria Dr. San Jose, CA 95134 Attention: General Counsel E-mail: legal@netgear.com

If to Arlo (prior to, on or after the IPO Closing Date): Arlo Technologies, Inc. 2200 Faraday Ave., Suite 150 Carlsbad, CA 92008 Attention: General Counsel E-mail: legal@arlo.com

A party may, by notice to the other party, change the address to which such notices are to be given.

Section 16.02    Counterparts; Entire Agreement; Corporate Power.

(a)    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(b)    This Agreement and the exhibits, schedules and appendices hereto, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. In the event of any inconsistency between this Agreement and the Separation Agreement, or any other agreements relating to the transactions contemplated by the Separation Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

(c)    Parent represents on behalf of itself and each other member of the Parent Group, and Arlo represents on behalf of itself and each other member of the Arlo Group, as follows:

(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)    this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)    Each party acknowledges that it and each other party may execute this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other party at any time, it will as promptly and reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 16.03    Waiver. Waiver by a party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party. No failure or delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 16.04    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to

Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

Section 16.05    Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, no such party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other parties hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement in whole in connection with a change of control of a party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party hereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other party.

Section 16.06    Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 9.

Section 16.07    Integration. The provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 16.08    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 16.09    Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 16.10    Amendment. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 16.11    Arlo Subsidiaries. If, at any time, Arlo acquires or creates one or more subsidiaries that are includable in the Arlo Group, they shall be subject to this Agreement and all references to the Arlo Group herein shall thereafter include a reference to such subsidiaries.

Section 16.12    Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including, but not limited to, any successor of Parent or Arlo succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 16.13    Specific Performance. Subject to the provisions of Section 13, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

NETGEAR, INC.

By:
Name:
Title:

ARLO TECHNOLOGIES, INC.

By:
Name:
Title: